As filed with the Securities and Exchange Commission on March 26, 2012

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_____________________________

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_____________________________

Landauer, Inc.

(Exact Name of Registrant as Specified in Its Charter)

_____________________________

Delaware (State or other jurisdiction of incorporation or organization)	06-1218089 (I.R.S. Employer Identification No.)
2 Science Road Glenwood, Illinois (Address of Principal Executive Offices)	60425 (Zip Code)

Landauer, Inc. Incentive Compensation Plan
(Full Title of the Plan)

_____________________________

Michael K. Burke
Senior Vice President and Chief Financial Officer
Landauer, Inc.
2 Science Road
Glenwood, Illinois 60425
(Name and address of agent for service)

(708) 755-7000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $.10 per share	500,000	$54.00	$27,000,000	$3,094.20

(1)	This Registration Statement also covers such additional and indeterminate number of shares as may become issuable because of the provisions of the Landauer, Inc. Incentive Compensation Plan relating to adjustments for changes resulting from any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Common Stock on the New York Stock Exchange on March 21, 2012.

Part II
Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	Annual Report on Form 10-K for the fiscal year ended September 30, 2011, filed with the Commission on December 13, 2011;
(b)	Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2011, filed with the Commission on February 8, 2012;
(c)

Current Reports on Form 8-K (excluding any information furnished under Items 2.02 or 7.01 thereof), filed with the Commission on November 17, 2011 (as amended on January 30, 2012), December 23, 2011, January 17, 2012, February 10, 2012 and February 29, 2012; and

(d)

The description of the Registrant’s Common Stock, $0.10 par value (the “Common Stock”), contained in the Registration Statement on Form 8-A filed with the Commission on January 2, 2002, including any amendment or report filed with the Commission for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

In accordance with Section 102(b)(7) of the General Corporation Law of Delaware (the “DGCL”), Article Eleventh of the Company’s Certificate of Incorporation provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for breach of the director’s duty of loyalty to the Registrant or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payment of dividends, unlawful stock redemptions or repurchases and transactions from which the director or officer derived an improper personal benefit.

Section 145 of the DGCL permits, and in certain cases requires, indemnification of directors, officers and employees of a corporation under certain conditions and subject to certain limitations.

Article VI of the Registrant’s By-laws generally requires the Registrant to indemnify any person who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding, which may include liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant is a party to indemnification agreements with each of its directors, each of which provides for indemnification of such director against certain liabilities incurred in his or her capacity as such, which may include liabilities under the Securities Act.

The Registrant also maintains a directors’ and officers’ liability insurance policy which provides for indemnification of its directors and officers against certain liabilities incurred in their capacities as such, which may include liabilities under the Securities Act.

The foregoing summaries are necessarily subject to the complete text of the DGCL, the Certificate of Incorporation, the By-Laws and the agreements referred to above, and are qualified in their entirety by reference thereto.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description of Exhibit
4.1	Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3(a) to the Annual Report on Form 10-K for the fiscal year ended September 30, 1993).
4.2	By-laws of the Registrant, as amended and restated effective February 5, 2009 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K dated February 5, 2009).
4.3	Landauer, Inc. Incentive Compensation Plan (incorporated by reference to Annex A to the Registrant’s definitive proxy statement filed on January 4, 2008)
5.1	Opinion of Sidley Austin LLP as to the legality of the securities being registered
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Grant Thornton LLP
23.3	Consent of Sidley Austin LLP (included in the opinion filed as Exhibit 5.1)
24	Powers of Attorney (included in the Signature Page to this Registration Statement)

Item 9.  Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glenwood, State of Illinois, on this 26th day of March, 2012.

LANDAUER, INC.

By:	/s/ William E. Saxelby
Name:	William E. Saxelby
Title:	President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENT, that each of the undersigned hereby constitutes and appoints, jointly and severally, William E. Saxelby and Michael K. Burke, or either of them (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and on his or her behalf to sign, execute and file all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this on this 26th day of March, 2012.

Signatures	Title
/s/ William E. Saxelby William E. Saxelby	President, Chief Executive Officer and Director (principal executive officer)
/s/ Michael K. Burke Michael K. Burke	Senior Vice President and Chief Financial Officer (principal financial officer)
/s/ JoAnn Doherty JoAnn Doherty	Vice President Corporate Controller and Chief Accounting Officer (principal accounting officer)
/s/ Robert J. Cronin Robert J. Cronin	Director
/s/ William G. Dempsey William G. Dempsey	Director
/s/ Michael T. Leatherman Michael T. Leatherman	Director
/s/ David E. Meador David E. Meador	Director
/s/ Stephen C. Mitchell Stephen C. Mitchell	Director
/s/ Thomas M. White Thomas M. White	Director

Exhibit Index

Exhibit Number	Description of Exhibit
4.1	Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3(a) to the Annual Report on Form 10-K for the fiscal year ended September 30, 1993).
4.2	By-laws of the Registrant, as amended and restated effective February 5, 2009 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K dated February 5, 2009).
4.3	Landauer, Inc. Incentive Compensation Plan (incorporated by reference to Annex A to the Registrant’s definitive proxy statement filed on January 4, 2008)
5.1	Opinion of Sidley Austin LLP as to the legality of the securities being registered
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Grant Thornton LLP
23.3	Consent of Sidley Austin LLP (included in the opinion filed as Exhibit 5.1)
24	Powers of Attorney (included in the Signature Page to this Registration Statement)